                                                                       EXHIBIT 5
                                               OPINION OF HOGAN & HARTSON L.L.P.

                                     May 31, 1996


Board of Directors
NVR, Inc.
7601 Lewinsville Road
McLean, VA  22102

Ladies and Gentlemen:

              We are acting as counsel to NVR, Inc., a Virginia corporation
(the "COMPANY"), in connection with its registration, pursuant to a registration statement on Form S-8 (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission on the date hereof, of 192,000 shares of the Company's common stock, par value $0.01 per share (the "SHARES"), issuable upon the exercise of options granted pursuant to the Company's Directors' Long Term Stock Option Plan (the "PLAN"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

              For purposes of this opinion letter, we have examined copies of the following documents:

              1.   An executed copy of the Registration Statement.

              2. The Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

              3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

              4. A copy of the Plan, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

              5. Resolutions of the Board of Directors of the Company adopted on March 5, 1996, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the approval of the Plan and arrangements in connection therewith.

              6. A certificate of the Secretary of the Company relating to stockholder approval of the Plan.

              In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
May 31, 1996
Page 2


              This opinion letter is based as to matters of law solely on the Virginia Stock Corporation Act. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

              Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Plan (with the Company having received the consideration therefor, the form of which is in accordance with applicable law), will be validly issued, fully paid and nonassessable under the Virginia Stock Corporation Act.

              We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

              We hereby consent to the filing of this opinion letter as
EXHIBIT 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                       Very truly yours,
                                       HOGAN & HARTSON L.L.P.